Exhibit 1.2

Articles of Amendment of Genoil Inc. dated June 27, 1996

		FORM 4	FORMULE 4
Canada Business	Loi regissant les societes	ARTICLES OF AMENDMENT	CLAUSES MODIFICATRICES
Corporations Act	par actions de regime federal	(SECTIONS 27 OR 177)	(ARTICLES 27 OU 177)

1-	Name of Corporation — Denomination de la societe	2-	Corporation No. — No de la societe
	GENOIL INC.		324649-3

3-	The Articles of the above-named corporation are amended as follows:		Les statuts de la societe mentionnee ci-dessus sont modifis de la facon suivante:

1.	reducing the authorized capital of the Corporation by canceling the Class “B”, Class “C”, Class “D”, Class “E” and Class “F”shares which are authorized but unissued;

2.	increasing the authorized capital of the Corporation by creating an unlimited number of common shares;

3.	changing and reclassifying the 100 issued and outstanding Class “A” shares as 1 common share;

4.	declaring that the authorized capital of the Corporation, after giving effect to the foregoing, shall consist of an unlimited number of common shares;

5.	deleting the restrictions with respect to the issue, transfer or ownership of shares set out in Section 4 of the Articles of Incorporation dated April 1, 1996 in their entirety;

6.	deleting Schedule 2 of Section 7 of the Articles of Incorporation dated April 1, 1996 in its entity;

DATE	SIGNATURE	TITLE — TITRE

for departmental use only — a l’usage du ministere seulement
FILED — DEPOSEE